Exhibit 99.1

Lord Global Corporation’s Joint Venture Partner, 81 Logistics Group LLC, has reached an agreement with Exxon Mobil to be a reseller of all forms of fuel

Company intends to start delivering on its over $50 million a week revenue opportunity in the near future

GlobeNewswire• September 10, 2020

CHICAGO, Sept. 10, 2020 (GLOBE NEWSWIRE) — Lord Global Corporation (LRDG), soon to be 27 Health Holdings Corp., subject to FINRA approval, is proud to announce that it has entered into a strategic partnership with 81 Logistics Group LLC, and that 81 Logistics Group LLC has reached an agreement with Exxon Mobile to be a reseller of fuel products. Becoming an Exxon Mobil reseller should enable the Company’s partnership with 81 Logistics Group LLC to perform on its agreements which already includes a major fuel distributor contract, that was announced previously on August 10, 2020, that would generate over $50 million a week. Moreover, with the partnership with Innovative Regulatory Risk Advisors LLC (IRRA), the Company believes that it is in an ideal position to pursue contracts with the US government under the Small Business Administration’s mentor/protégé program. IRRA is an SBA 8(a) licensee, which enables them to sell products to the U.S. federal government on a no bid basis for a period of 9 years.

Tim Brown, founder/CEO of 81 Logistics Group LLC, and NFL Hall of Famer, noted, “We could not be happier working with Joseph Frontiere, Alexandra Aizenshtadt and Brian Robinson. The partnership has already generated a number of material leads that look like they will be gamechangers for our company.”

Brian Robinson, CEO of IRRA said “We have now completed the full supply chain for delivering fuel as a minority, Black owned company, in the U.S. It has taken us two years to secure such a valuable relationship. We anticipate signing significant fuel distribution contracts with the U.S Federal Government in a relatively short amount of time.”

Mr. Joseph Frontiere, CEO of Lord Global Corporation, said “We are very proud to have established strategic alliances with 81 Logistics LLC and IRRA. We view that the opportunities to work with these very successful Black owned businesses makes our company unique among publicly traded companies. Through our subsidiary J.A. Lafayette, we have been able to identity a large number of opportunities that the public markets have ignored for far too long. We stand committed to continue working with successful Black owned businesses in a way that will allow them to maintain their autonomy and grow in a way that will help bolster shareholder value.”

The Company intends to file a Current Report on form 8-K with exhibits underlying the above this week.

About Lord Global Corporation

Lord Global Corporation intends to focus on the business development of its 27Health Inc. subsidiary. 27Health Inc. is dedicated to financing and marketing innovative, healthcare related products that are and will benefit from the permanent changes caused by the recent pandemic. It is our feeling that this crisis has accelerated the market share of direct to consumer healthcare products and services. Prior to the crisis, the direct to consumer cloud-based market was among the fastest growing, subsequent to this crisis, we believe that 10 years’ worth of market share has been condensed into several months. Hence, we have signed collaboration and distribution agreements with several companies. We believe that focusing on independent contractors and GIG-economy workers for all these products and services will help us in cross-selling each of these products and services to the same database. The Independent contractor and GIG-economy worker has been and is the fastest growing component of the U.S. labor supply and is estimated to be at least 60 million people. We are also laser focusing on a significant subset of this group, the Black business community through our minority owned subsidiary J.A. Lafayette. The pandemic is teaching individuals forced to work from their home to become adept at telecommuting. We believe coming out of this crisis, a large number of these individuals will prefer to work from their phones and computers and from any location as opposed to a fixed office. This will hyper-accelerate the already significant growth of this component of the U.S. labor supply. We believe that marketing health related products and services to this market will make us one of the fastest growing healthcare marketing companies.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For example, statements about future revenues and the Company’s ability to fund its operations and contractual obligations are forward looking and subject to risks. Several important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the inability to raise capital to support the Company through its growth stage, the Company’s inability to generate projected sales and trade relations between the United States. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

27Health, Inc. PR Contact Information

Sean Carter

info@27health.net